Exhibit 99.3

UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL INFORMATION

The following unaudited condensed combined pro forma financial information and related notes present the historical condensed combined financial information of ACI Worldwide, Inc. (“ACI”) and E Commerce Group Products, Inc. (“ECG”), a subsidiary of The Western Union Company (“Western Union”), along with ECG’s subsidiary, Speedpay, Inc. (collectively referred to as “Speedpay”) after giving effect to ACI’s acquisition of Speedpay that was completed on May 9, 2019 (the “Acquisition Date”). The unaudited condensed combined pro forma financial information gives effect to ACI’s acquisition of Speedpay based on the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited condensed combined pro forma financial information.

The unaudited condensed combined pro forma balance sheet as of March 31, 2019, is presented as if the acquisition of Speedpay had been completed on March 31, 2019. The unaudited condensed combined pro forma statements of operations for the three months ended March 31, 2019 and the year ended December 31, 2018, are presented as if the acquisition had been completed on January 1, 2018.

The unaudited condensed combined pro forma financial statements, or the “pro forma financial statements,” were derived from and should be read in conjunction with:

•

the consolidated financial statements of ACI as of and for the year ended December 31, 2018, and the related notes included in the ACI Form 10-K, filed March 1, 2019, which is incorporated by reference in this Form 8-K/A;

•

the condensed consolidated financial statements of ACI as of and for the three months ended March 31, 2019, and the related notes included in the ACI Form 10-Q, filed May 9, 2019, which is incorporated by reference in this Form 8-K/A;

•	the audited combined financial statements of Speedpay as of and for the year ended December 31, 2018, and the related notes, which is filed as Exhibit 99.1 of this Form 8-K/A;

•	the unaudited combined financial statements of Speedpay as of and for the three months ended March 31, 2019, and the related notes, which is filed as Exhibit 99.2 of this Form 8-K/A.

The historical financial information is adjusted in the pro forma financial statements to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) based on information that is reasonably available to ACI as disclosed in Note 4. The pro forma financial statements should be read in conjunction with the accompanying notes to the pro forma financial statements.

The pro forma financial statements have been presented for informational purposes only. The pro forma financial statements are not necessarily indicative of what the combined company’s financial position or results of operations would have been had the transaction been completed as of the dates indicated. In addition, the pro forma financial statements do not purport to project the future financial position or operating results of the combined company. There were no material transactions between ACI and Speedpay during the periods presented in the pro forma financial statements that would need to be eliminated.

The pro forma financial statements have been prepared using the acquisition method of accounting under generally accepted accounting principles in the United States (“U.S. GAAP”). Acquisition accounting is dependent upon certain valuations and other studies that have not yet been completed. The determination and preliminary allocation of the purchase consideration used in the pro forma financial statements are based upon preliminary estimates, which are subject to change during the measurement period (up to one year from the Acquisition Date) as ACI finalizes the valuation.

The pro forma financial statements do not reflect any cost savings or other synergies that the combined company may achieve because of the transaction, the costs to integrate the operations of ACI and Speedpay, or the costs necessary to achieve these cost savings and other synergies. The effects of the foregoing items could, individually or in the aggregate, materially impact the pro forma financial statements.

The following table presents unaudited condensed combined pro forma balance sheet data as of March 31, 2019 (in thousands), as if the acquisition of Speedpay has been completed on March 31, 2019:

Unaudited Pro Forma

Condensed Combined Balance Sheet

March 31, 2019

	ACI Worldwide, Inc. (Note 2)	Speedpay (Note 2)	Pro Forma Adjustments (Note 4)		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$176,173	$—	$(29,360)	(a)(b)	$146,813
Receivables, net of allowances	265,750	16,188	—		281,938
Settlement assets	24,391	746,684	—		771,075
Prepaid expenses	31,464	513	—		31,977
Other current assets	16,439	—	—		16,439

Total current assets	514,217	763,385	(29,360)		1,248,242

Noncurrent assets
Accrued receivables, net	177,407	—	—		177,407
Property and equipment, net	70,909	331	—		71,240
Operating lease right-of-use assets	60,978	—	—		60,978
Software, net	130,812	7,243	106,357	(c)(d)	244,412
Goodwill	909,691	102,153	278,313	(c)(e)	1,290,157
Intangible assets, net	162,845	850	218,550	(c)(f)	382,245
Deferred income taxes, net	38,408	—	—	0	38,408
Other noncurrent assets	48,875	3,597	—		52,472

TOTAL ASSETS	$2,114,142	$877,559	$573,860		$3,565,561

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$28,046	$9,452	$—		$37,498
Settlement liabilities	23,552	705,668	—		729,220
Employee compensation	29,570	2,972	—		32,542
Current portion of long-term debt	20,788	—	7,233	(g)(h)	28,021
Deferred revenue	91,369	—	—		91,369
Other current liabilities	67,052	2,768	—		69,820

Total current liabilities	260,377	720,860	7,233		988,470

Noncurrent liabilities
Deferred revenue	60,853	—	—		60,853
Long-term debt	645,784	—	729,937	(g)(h)	1,375,721
Deferred income taxes, net	24,705	—	—		24,705
Operating lease liabilities	50,636	—	—		50,636
Other noncurrent liabilities	39,203	3,583	—		42,786

Total liabilities	1,081,558	724,443	737,170		2,543,171

Stockholders’ equity
Preferred stock	—	—	—		—
Common stock	702	—	—		702
Additional paid-in capital	636,960	104,370	(104,370)	(i)	636,960
Retained earnings	837,805	48,746	(58,940)	(b)(i)	827,611
Treasury stock	(351,587)	—	—		(351,587)
Accumulated other comprehensive loss	(91,296)	—	—		(91,296)

Total stockholders’ equity	1,032,584	153,116	(163,310)		1,022,390

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,114,142	$877,559	$573,860		$3,565,561

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

The following table sets forth unaudited condensed combined pro forma statements of operations for the three months ended March 31, 2019, and the year ended December 31, 2018 (in thousands, except share and per share data) giving effect to the acquisition of Speedpay as if such acquisition had occurred at January 1, 2018:

Unaudited Pro Forma

Condensed Combined Statement of Operations

Three Months Ended March 31, 2019

	ACI Worldwide, Inc.	Speedpay (Note 2)	Pro Forma Adjustments (Note 4)		Pro Forma Combined

Revenues:
Software as a service and platform as a service	$108,557	$88,204	$—		$196,761
License	21,078	—	—		21,078
Maintenance	55,111	—	—		55,111
Services	21,109	—	—		21,109

Total revenues	205,855	88,204	—		294,059

Expenses:
Cost of revenue (1)	114,941	63,975	—		178,916
Research and development	36,194	—	—		36,194
Selling, general and administrative	60,947	5,211	(4,571)	(j)	61,587
Depreciation and amortization	21,866	655	7,506	(k)(l)	30,027

Total expenses	233,948	69,841	2,935		306,724

Operating income (loss)	(28,093)	18,363	(2,935)		(12,665)

Other income (expense):
Interest expense	(11,614)	—	(9,179)	(m)	(20,793)
Interest income	3,033	—	—		3,033
Other, net	(1,912)	—	—		(1,912)

Total other income (expense)	(10,493)	—	(9,179)		(19,672)

Income (loss) before income taxes	(38,586)	18,363	(12,114)		(32,337)
Income tax expense (benefit)	(12,623)	4,487	(2,956)	(n)	(11,092)

Net income (loss)	$(25,963)	$13,876	$(9,158)		$(21,245)

Loss per share
Basic	$(0.22)				$(0.18)
Diluted	$(0.22)				$(0.18)

Weighted average shares outstanding
Basic	116,090				116,090
Diluted	116,090				116,090

(1)	The cost of revenue excludes charges for depreciation but includes amortization of purchased and developed software for resale.

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

Unaudited Pro Forma Condensed Combined

Statement of Operations

Year Ended December 31, 2018

	ACI Worldwide, Inc.	Speedpay (Note 2)	Pro Forma Adjustments (Note 4)		Pro Forma Combined

Revenues:
Software as a service and platform as a service	$433,025	$351,949	$—		$784,974
License	280,556	—	—		280,556
Maintenance	219,145	—	—		219,145
Services	77,054	—	—		77,054

Total revenues	1,009,780	351,949	—		1,361,729

Expenses:
Cost of revenues (1)	430,351	235,598	—		665,949
Research and development	143,630	—	—		143,630
Selling, general and administrative	225,303	20,686	—		245,989
Depreciation and amortization	84,585	2,843	29,993	(k)(l)	117,421

Total expenses	883,869	259,127	29,993		1,172,989

Operating income (loss)	125,911	92,822	(29,993)		188,740

Other income (expense):
Interest expense	(41,530)	—	(36,551)	(m)	(78,081)
Interest income	11,142	—	—		11,142
Other, net	(3,724)	—	—		(3,724)

Total other income (expense)	(34,112)	—	(36,551)		(70,663)

Income (loss) before income taxes	91,799	92,822	(66,544)		118,077
Income tax expense (benefit)	22,878	23,008	(16,237)	(n)	29,649

Net income (loss)	$68,921	$69,814	$(50,307)		$88,428

Earnings per share
Basic	$0.59				$0.76
Diluted	$0.59				$0.75

Weighted average shares outstanding
Basic	116,057				116,057
Diluted	117,632				117,632

(1)	The cost of revenue excludes charges for depreciation but includes amortization of purchased and developed software for resale.

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

1.	Description of Transaction

On May 9, 2019, ACI Worldwide, Inc. (the “Company” or “ACI”) completed the acquisition of E Commerce Group Products, Inc. (“ECG”), a subsidiary of The Western Union Company, along with ECG’s bill pay solution subsidiary, Speedpay, Inc. (collectively referred to as “Speedpay”), for $750.0 million in cash, subject to working capital adjustments. The combination of the Company and Speedpay will serve more than 4,000 customers across the U.S., bringing expanded reach in existing and complementary market segments, such as consumer finance, insurance, healthcare, higher education, utilities, government, and mortgage. The acquisition of Speedpay will increase the scale of the Company’s On Demand platform business and allow the acceleration of platform innovation.

The Company used $500.0 million of new senior secured term loan financing arranged through Bank of America, National Association, as administrative agent, in addition to drawing $250.0 million on the available revolving credit facility to fund the acquisition.

2.	Basis of Presentation

The pro forma financial statements were prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) 805, Business Combinations, and use the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures. Certain reclassifications have been made to the historical financial statements of Speedpay to conform with ACI’s presentation, as detailed in the following tables:

	Balance Sheet
	March 31, 2019
	(unaudited and in thousands)
	Historical Speedpay	Reclassification	Reclassified Speedpay
ASSETS
Current assets
Cash and cash equivalents	$41,016	$(41,016)	$—
Receivables, net of allowances	—	16,188	16,188
Settlement assets	705,668	41,016	746,684
Prepaid expenses	—	513	513
Other current assets	16,701	(16,701)	—

Total current assets	763,385	—	763,385

Noncurrent assets
Property and equipment, net	331	—	331
Software, net	—	7,243	7,243
Goodwill	102,153	—	102,153
Developed software and other intangible assets, net	9,590	(9,590)	—
Intangible assets, net	—	850	850
Other noncurrent assets	2,100	1,497	3,597

TOTAL ASSETS	$877,559	$—	$877,559

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$—	$9,452	$9,452
Accounts payable and accrued liabilities	15,192	(15,192)	—
Settlement liabilities	705,668	—	705,668
Employee compensation	—	2,972	2,972
Other current liabilities	—	2,768	2,768

Total current liabilities	720,860	—	720,860

Noncurrent liabilities
Other noncurrent liabilities	3,583	—	3,583

Total liabilities	724,443	—	724,443

Stockholders’ equity
Net parent company investment	153,116	(153,116)	—
Additional paid-in capital	—	104,370	104,370
Retained earnings	—	48,746	48,746

Total stockholders’ equity	153,116	—	153,116

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$877,559	$—	$877,559

	Statement of Income
	Three Months Ended March 31, 2019
	(unaudited and in thousands)
	Historical Speedpay	Reclassification	Reclassified Speedpay
Revenues
Software as a service and platform as a service	$—	$88,204	$88,204
Net revenue	88,204	(88,204)	—

Total revenues	88,204	—	88,204

Operating expenses
Cost of revenue	63,975	—	63,975
Selling, general, and administrative	5,866	(655)	5,211
Depreciation and amortization	—	655	655

Total operating expenses	69,841	—	69,841

Operating income	18,363	—	18,363

Income before income taxes	18,363	—	18,363
Income tax expense	4,487	—	4,487

Net income	$13,876	$—	$13,876

	Statement of Income
	Year Ended December 31, 2018
	(unaudited and in thousands)
	Historical Speedpay	Reclassification	Reclassified Speedpay
Revenues
Software as a service and platform as a service	$—	$351,949	$351,949
Net revenue	351,949	(351,949)	—

Total revenues	351,949	—	351,949

Operating expenses
Cost of revenue	235,598	—	235,598
Selling, general, and administrative	23,529	(2,843)	20,686
Depreciation and amortization	—	2,843	2,843

Total operating expenses	259,127	—	259,127

Operating income	92,822	—	92,822

Income before income taxes	92,822	—	92,822
Income tax expense	23,008	—	23,008

Net income	$69,814	$—	$69,814

Certain reclassifications have been made to ACI’s historic March 31, 2019, condensed balance sheet, disclosed as part of the pro forma unaudited condensed combined balance sheet, to conform with disclosure requirements of Regulation S-X, section 210.5-02, as detailed in the following tables:

	Balance Sheet
	March 31, 2019
	(unaudited and in thousands)
	Historical ACI Worldwide, Inc.	Reclassification	Reclassified ACI Worldwide, Inc.
Current assets
Settlement assets	$—	$24,391	$24,391
Other current assets	40,830	(24,391)	16,439

Current liabilities
Settlement liabilities	$—	$23,552	$23,552
Other current liabilities	90,604	(23,552)	67,052

Further review of Speedpay’s accounting policies could identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the financial statements of ACI as a combined company. At this time, ACI is not aware of any differences that would have a material impact on the financial statements of ACI as a combined company.

ASC 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the consummation of the combination. In addition, ASC 805 establishes that the consideration transferred be measured at the consummation of the combination at the then-current market price.

ASC 820 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements, and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, ACI may be required to record assets that are not intended to be used or sold and/or to value assets at fair value measures that do not reflect ACI’s intended use of those assets. Many of these fair value measurements can be highly subjective, and it is also possible that other persons applying reasonable judgment to the same facts and circumstances could develop and support a range of alternative estimated amounts.

3.	Consideration Transferred

Total cash consideration of $755.3 million was paid to Western Union for Speedpay, including an initial working capital adjustment of $5.3 million pursuant to the definitive transaction agreement. Under the terms of the definitive transaction agreement, ACI and Western Union will agree on the final working capital adjustment on or before 90 days following the close date.

The Company incurred approximately $4.6 million in transaction related expenses during the three months ended March 31, 2019, which consist primarily of consulting and legal fees that have been included in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2019. The Company incurred approximately $11.0 million in transaction related expenses during the three months ended June 30, 2019, including fees to the investment bank, legal, and other professional fees that have been included in the retained earnings adjustment in the unaudited pro forma condensed combined balance sheet for the period ended March 31, 2019. The $11.0 million has not been included in the unaudited pro forma condensed combined statement of operations.

4.	Pro Forma Adjustments

Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(a)	To adjust the cash balance as follows (in thousands):

Cash received from senior secured term loan	$500,000
Cash received from revolving credit facility	250,000
Payment to The Western Union Company	(755,335)
Payment of debt issuance costs	(12,999)
Other	(11,026)

Net cash on hand used	$(29,360)

(b)	To adjust the cash and cash equivalents balance for certain nonrecurring transaction costs directly related to the acquisition of $11.0 million as a retained earnings adjustment.

(c)	A fair value adjustment to net assets acquired of $111.2 million, primarily to eliminate Speedpay’s existing goodwill, software, and intangible assets.

The pro forma balance sheet adjustments reflect the effect of the acquisition, assuming the acquisition occurred on March 31, 2019.

(in thousands)
Net assets acquired	$153,116
Fair value adjustments to net assets acquired	(111,247)
Goodwill	380,466
Software	113,600
Other intangible assets	219,400

Total	$755,335

The amounts above are considered preliminary. The allocation of the purchase price is based upon certain external valuations and other analyses that have not been completed as of the date of this filing, including, but not limited to, working capital, certain tax matters, and intangible assets. Critical estimates in valuing certain intangible assets include, but are not limited to, future expected cash flows from customer relationships and acquired developed technologies; brand awareness and market position, and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. Accordingly, the purchase price allocations are preliminary and are subject to future adjustments during the maximum one-year measurement period. Differences between these preliminary estimates and the final acquisition accounting may occur, and these differences could have a material impact on the pro forma financial statements and the combined company’s future results of operations and financial position.

The Company believes that if there were to be any substantial changes in the purchase price allocation it would be to software or other identifiable intangibles assets. The Company is unable to quantify the effect of potential adjustments until the valuation is finalized. The table below illustrates the effect of a 10% increase or decrease in software and other identifiable intangible assets on the pro forma financial statements (in thousands):

	Estimated Pro Forma Value	Effect of 10% Increase	Effect of 10% Decrease
Software	113,600	124,960	102,240
Other indentifiable intangible assets	219,400	241,340	197,460

Amortization expense for the above intangible assets is estimated at $32.3 million annually. A 10% decrease or increase in the intangibles value would decrease or increase, respectively, that estimate by $3.2 million annually.

(d)	To adjust acquired software as follows (in thousands):

Eliminate existing software balance	$(7,243)
Add: acquired software balance	113,600

Total	$106,357

(e)	To adjust goodwill as follows (in thousands):

Eliminate existing goodwill	$(102,153)
Add: preliminary estimate of goodwill for acquisition of Speedpay	380,466

Total	$278,313

(f)	To adjust acquired intangibles as follows (in thousands):

Eliminate existing intangibles balance	$(850)
Add: trade names	10,900
Add: customer relationships	208,500

Total	$218,550

(g)

To adjust for current and noncurrent debt issuance costs of $1.8 million and $11.1 million, respectively, resulting from the Second Amended and Restated Credit Agreement (the “Amended Credit Agreement”) used to finance the transaction.

(h)	To adjust for the current and long-term portions of the Amended Credit Agreement used to finance the transaction of $9.0 million and $741.0 million, respectively.

(i)	To eliminate Speedpay’s equity accounts.

(j)	To eliminate nonrecurring, one-time transaction expenses directly related to the acquisition of $4.6 million recognized by ACI during the three months ended March 31, 2019.

(k)	To adjust amortization expense of acquired software as follows (in thousand):

	Three Months Ended March 31, 2019	Year Ended December 31, 2018
Eliminate amortization for Speedpay’s existing software	$(554)	$(2,214)
Add: amortization on acquired software	4,057	16,229

Total	$3,503	$14,015

(l)	To adjust amortization expense on acquired intangibles as follows (in thousands):

	Three Months Ended March 31, 2019	Year Ended December 31, 2019
Eliminate amortization for Speedpay’s existing intangibles	$(17)	$(102)
Add: amortization on acquired intangibles	4,020	16,080

Total	$4,003	$15,978

(m)	To adjust interest expense as follows (in thousands):

	Three Months Ended March 31, 2019	Year Ended December 31, 2018
Estimated interest expense on incremental term loan	$5,815	$23,262
Estimated interest expense on revolving credit facility	2,914	11,654
Estimated amortization of incremental debt issuance costs	450	1,635

Total	$9,179	$36,551

For purposes of calculating the pro forma interest expense, ACI used the June 30, 2019, interest rates of 4.65% related to the additional $500.0 million term loan and 4.66% related to the $250.0 million draw on the revolving credit facility for the three months ended March 31, 2019, and the year ended December 31, 2018. A 1/8% increase or decrease in interest rates would result in a change in interest expense of approximately $0.2 million for the three months ended March 31, 2019, and approximately $0.9 million for year ended December 31, 2018.

(n)	Reflects the income tax benefit of the adjustments described above at ACI’s domestic statutory tax rate of 24.4%.